Exhibit 99.1

Investor Relations contact:
Stephen P. Golden
Director, Investor Relations
sgolden@ironmountain.com
(617) 535-4799

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Prices Debt Offering

Boston, MA—July 12, 2006—Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, announced today that it has priced an underwritten public offering of $200 million in aggregate principal amount of its 8-3/4% Senior Subordinated Notes due 2018. The notes will be sold at 100% of par. The net proceeds to the Company are expected to be $196.8 million, after paying the underwriters’ discounts and commissions and estimated expenses, and will be used to fund the offer to purchase and consent solicitation related to its outstanding 8-1/4% Senior Subordinated Notes due 2011, which was previously announced, the possible repayment, repurchase or retirement of other indebtedness, including outstanding indebtedness under its revolving credit facility, and for general corporate purposes including possible future acquisitions and investments. The closing of the offering is expected to occur on July 17, 2006 and is subject to customary closing conditions.

Bear, Stearns & Co. Inc., JPMorgan and Lehman Brothers Inc. are joint book-running managers for the offering.

Iron Mountain Incorporated is making the offering by means of a shelf registration statement previously declared effective by the Securities and Exchange Commission. Copies of the final Prospectus Supplement and Prospectus for the offering may be obtained from the underwriters c/o Bear, Stearns & Co., Inc., Prospectus Department, 383 Madison Avenue, New York, NY 10179, phone: (866) 803-9204.

This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the company’s Web site at www.ironmountain.com.